Form N-SAR, Sub-Item 77Q1(e)
Copies of any new or amended
investment advisory contract

Nuveen Michigan Quality Income
Municipal Fund,
formerly, Nuveen Michigan Quality Income
Municipal Fund, Inc.


33-42082
811-6383

We incorporate by reference to this Sub-Item
77Q1(e), the form of the Investment Management
Agreement and Sub-advisory agreement, filed as exhibits to Form POS 8C on December 21, 2012, accession number 0001193125-12-513285.